Exhibit 99.1
FOR IMMEDIATE RELEASE
Forrester Research Corrects Second Quarter And Third Quarter 2005 Non-Cash Stock Based
Compensation Accounting Error
CAMBRIDGE, Mass., January 31, 2006 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced that on January 26, 2006 its independent registered public accounting firm, BDO Seidman, LLP, informed the company that it had incorrectly accounted for performance-based stock options to purchase 940,500 shares of common stock granted on March 31, 2005. As a result of the error, Forrester did not record non-cash stock-based compensation expense of approximately $290,000 for the quarter ended June 30, 2005 and approximately $729,000 for the quarter ended September 30, 2005. Forrester expects that its fourth quarter results will include a non-cash stock compensation expense of approximately $537,000 for the fourth quarter relating to these options. After consultation with BDO Seidman and the Audit Committee of the Board of Directors, the company has decided to restate its financial statements for these two periods. Revised reports on Form 10-Q for the affected quarters will be filed as soon as practicable.
In addition, as a result of the error, Forrester expects to report a material weakness with respect to its internal controls over accounting for stock-based compensation as of December 31, 2005. The company plans to report fourth-quarter and full-year 2005 results on February 1, 2006 before the market opens and will host a conference call at 11:00 a.m. EDT.
Forrester Research (Nasdaq: FORR) is an independent technology and market research company that provides pragmatic and forward-thinking advice about technology’s impact on business and consumers. For 22 years, Forrester has been a thought leader and trusted advisor, helping global clients lead in their markets through its research, consulting, events, and peer-to-peer executive programs. For more information, visit www.forrester.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to anticipate business and economic conditions, technology spending, market trends, competition, industry consolidation, the ability to attract and retain professional staff, possible variations in Forrester’s quarterly operating results, risks associated with Forrester’s ability to offer new products and services, and Forrester’s dependence on renewals of its membership-based research services and on key personnel. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.
Kimberly Maxwell
Director, Investor Relations
Forrester Research, Inc.
+1 617/613-6234
kmaxwell@forrester.com
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